Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made on and as of the 1st day of June, 2019, by and between Two River Bancorp (“TRB”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding company, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; Two River Community Bank (“TRCB” or “Employer”), a banking corporation organized under the laws of the state of New Jersey which is a wholly owned subsidiary of TRB, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; and Anthony A. Mero (“Executive”), whose business address is 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724. TRB and TRCB are sometimes collectively referred to as the “Company”.

BACKGROUND

WHEREAS, Executive, as of the date of this Agreement, is employed as the Executive Vice President and Chief Operating Officer of TRCB; and

WHEREAS, the Board of Directors of TRB and TRCB (the “Board”) believes that the retention of Executive as the Executive Vice President and Chief Operating Officer of TRCB through and subsequent to the occurrence of a Change in Control event, as defined in this Agreement, is indispensable to TRB and TRCB; and

WHEREAS, TRB, TRCB and Executive entered into a Change in Control Agreement as of June 1, 2018 (the “Prior CIC Agreement”); and

WHEREAS, TRB, TRCB and Executive wish to amend and restate the Prior CIC Agreement to conclusively establish the terms and conditions relative to Executive's retention through, and subsequent to, the occurrence of a Change in Control event.

NOW, THEREFORE, for good and valuable consideration, which the parties to this Agreement acknowledge to be legally sufficient, TRB, TRCB and Executive, intending to be legally bound, agree as follows:

1.	Definitions

a.

Cause. For purposes of this Agreement, “Cause”, with respect to the termination by Employer of Executive’s employment shall mean (i) the willful and continued failure by Executive to perform his duties for Employer under this Agreement after at least one warning in writing from the Board or its designee identifying specifically any such failure; (ii) willful misconduct of any type by Executive, including, but not limited to, the disclosure or improper use of confidential information which causes material injury to either or both of TRB or TRCB, as specified in a written notice to Executive from the Board or its designee; or (iii) the Executive’s conviction of a crime (other than a traffic violation), habitual drunkenness, current illegal use of a drug, or excessive absenteeism (other than for illness), after a warning (with respect to drunkenness or absenteeism only) in writing from the Board or its designee to refrain from such behavior. No act or failure to act on the part of Executive shall be considered to have been willful for purposes of clause (i) or (ii) of this Section 1a unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of TRB or Employer.

b.	Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

i.  The sale or disposition by TRB of all of its stock in TRCB, or the sale or disposition by TRCB of substantially all of its assets;

ii. The acquisition of voting common capital stock of TRB in a single transaction or a series of interdependent transactions as a result of which the acquirers actually own or control common capital stock representing the right to cast at least a majority of the votes which could, without giving effect to any change in the capital structure of TRB which occurs subsequent to the consummation of such transaction or series of transactions, be cast at the next regular meeting of shareholders; or

iii. A merger, consolidation or other reorganization of either, or both of, TRB or TRCB as a result of which as least a majority of the Board of Directors of the surviving entity are not Continuing Directors. “Continuing Directors” shall be those individuals who are directors of TRB or TRCB, as the case may be, at such time as the plan of merger, consolidation or other reorganization is approved by the board of directors of TRB or TRCB.

c.

Contract Period. “Contract Period” shall mean the period commencing the day immediately preceding a Change in Control and ending on the earlier of (i) the second anniversary of the Change in Control, or (ii) the death of the Executive.

d.

Good Reason. When used with reference to a termination by Executive of his employment with Employer, “Good Reason” shall mean (a) any material breach by Employer of, or material failure of Employer to tender performance under, this Agreement, as well as (b) any of the following, if taken without Executive’s express written consent, but only if, and to the extent that, such action or failure to act by Employer constitutes a “material negative change”, within the meaning of Treas. Reg. Sec. 1.409A-1(n)(2)(i), to Executive in his relationship with the Employer so as to result in the termination by Executive of his employment relationship with Employer for “Good Reason” being an “involuntary separation from service” within the meaning of Treas. Reg. Sec. 1.409A-1(n):

i.     The material diminution of Executive’s current functions.

ii.    A reduction by Employer in Executive’s annual Base Compensation as in effect immediately prior to a Change in Control.

iii.   Any transfer by Employer of Executive to another geographic location which is either outside of New Jersey or more than 50 miles from his office location.

2.

Employment. The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment, during the Contract Period upon the terms and conditions set forth herein. TRCB and TRB may, at any time and in the exercise of their sole discretion, transfer the Executive’s employment relationship from TRCB to TRB, or from TRB to TRCB. The transfer of the Executive’s employment relationship between TRCB and TRB shall not be deemed to be either an actual or constructive termination of the Executive or “Good Reason” for any purpose of this Agreement, and the Executive’s employment shall be deemed to have continued without interruption for all purposes of this Agreement.

3.

Position. During the Contract Period, Executive shall be employed as the Executive Vice President and Chief Operating Officer of TRCB or such other corporate or divisional profit center as shall then be the principal successor to the business, assets and properties of TRCB, with the same title and the same duties and responsibilities as before the Change in Control. Executive shall devote his full time and attention to the business of Employer, and shall not during the Contract Period be engaged in any other business activity. This Section shall not be construed as preventing Executive from managing any investments of his which do not require any involvement on his part in the operation of such investments, serving as a trustee or director of any nonprofit entity so long as such service does not interfere with Executive's function or performance as the Executive Vice President and Chief Operating Officer of TRCB, or, with the prior approval of the Board, serving as a director of any unaffiliated business entity.

4.	Compensation. Employer shall pay to Executive compensation for his services during the Contract Period as follows:

a.

Base Compensation. The base compensation shall be equal to such annual compensation, including both salary and bonus, as was paid to or accrued by, or for the benefit of, the Executive in the twelve (12) months immediately prior to the Change in Control. The annual salary portion of base compensation shall be payable in installments in accordance with the Employer’s usual payroll method. The bonus shall be payable at the time and in the manner as to which the Employer paid such bonuses prior to the Change in Control. Any increase in the Executive’s annual compensation pursuant to Section 4(b) below, or otherwise, shall automatically and permanently increase the base compensation.

b.

Annual Increase. During the Contract Period, the Compensation Committee of the Board and the Board shall review Executive’s compensation on an annual basis. The Board may, in the exercise of its discretion, award Executive increased compensation to reflect the impact of inflation, his performance, Employer's financial performance, and competitive compensation levels, all as determined in the sole discretion of the Board. Any increase in compensation may take any form, including but not limited to an increase in annual salary.

5.

Expenses and Fringe Benefits. During the Contract Period, the Executive shall be entitled to reimbursement for all business expenses incurred by him with respect to the business of the Employer in the same manner and to the same extent as such expenses were previously reimbursed to him immediately prior to the Change in Control, PROVIDED, HOWEVER, that if the deduction by Employer for federal income tax purposes of any expense which is incurred by Executive and reimbursed to Executive by Employer is disallowed as a result of not being an ordinary and necessary business expense under the then current version of Section 162 of the Internal Revenue Code, then Executive shall repay the amount of such reimbursed expense to Employer; AND FURTHER PROVIDED that, notwithstanding the foregoing clause of this sentence, Executive shall not be obligated to repay to Employer any business expense incurred by him and reimbursed to him by the Bank the deductibility of which is prohibited or limited by the application of a specific statutory, regulatory or administrative principle, and which would otherwise be deductible to Employer as an ordinary and necessary business expense under the then current version of Section 162 of the Internal Revenue Code. Executive consents to the withholding by Employer of any such amount from that paycheck of Executive which immediately succeeds the final disallowance by the Internal Revenue Service of the deduction of such reimbursed expense, but only if the withholding of such amount would not violate applicable wage and hour laws. If prior to the Change in Control, the Executive was entitled to the use of an automobile, he shall be entitled to the same use of an automobile at least comparable to the automobile provided to him prior to the Change in Control, and he shall be entitled to vacations and sick days, in accordance with the practices and procedures of the Employer, as such existed immediately prior to the Change in Control. During the Contract Period the Executive also shall be entitled to hospital, health, medical and life insurance, and any other benefits enjoyed, from time to time, by executive officers of the Employer, all upon terms as favorable as those enjoyed by other executive officers of the Employer. Notwithstanding anything in this Section to the contrary, if Employer adopts any change in the expenses allowed to, or fringe benefits provided for, executive officers of Employer, and such policy is uniformly applied to all executive officers of Employer, then no such change in policy shall be deemed to be a violation of this provision.

6.

Termination for Cause. Employer shall have the right to terminate Executive for Cause at any time during the Contract Period, upon written notice to him which shall specify the reasons for the termination. In the event of termination for Cause, Executive shall be entitled only to such Base Compensation which has accrued but not been paid to the date of termination, but shall not be entitled to any further benefits under this Agreement, or the payment of any additional amounts under this Agreement. This Agreement, except for Section 11, shall terminate ipso facto upon any termination of Executive's employment for Cause.

7.

Disability. During the Contract Period, if the Executive becomes permanently disabled, or is unable to perform his duties hereunder for six consecutive months in any 18-month period, Employer may terminate the employment of the Executive. In such event, the Executive shall not be entitled to any further benefits under this Agreement other than payments under any disability policy which Employer may obtain for the benefit of its senior officers generally.

8.

Death Benefits. Upon the Executive’s death during the Contract Period, the Executive shall be entitled to the benefits of any life insurance policy or supplemental executive retirement plan paid for, or maintained by, the Employer, but his estate shall not be entitled to any further benefits under this Agreement; PROVIDED, HOWEVER, that if either (i) at the time of Executive’s death; facts which constituted “Good Reason” within the meaning of Section 1d. of this Agreement existed, which facts would have allowed for Employee’s resignation with Good Reason under Section 9 of this Agreement had Executive not died, or (ii) Employer had, prior to Executive’s death, given Executive notice of Executive’s termination without Cause as required by the first full paragraph of Section 9 of this Agreement, then Executive’s death shall be conclusively deemed to be a termination without Cause and Executive’s estate shall be paid the full amount determined by application of Section 9 of this Agreement on that date which is sixty (60) days after Executive’s death, but only upon the execution and delivery by Executive’s representative(s) of a binding release which is satisfactory in enforceability, form and substance to Employer and Employer’s counsel.

9.	Termination without Cause or Resignation for Good Reason.

a.

Severance. Employer may terminate Executive without Cause during the Contract Period upon four weeks’ prior written notice to Executive, and Executive may resign for Good Reason during the Contract Period, but only in full accordance with the terms of the second full paragraph of this Section 9a. If Employer terminates Executive’s employment during the Contract Period without Cause or if Executive resigns during the Contract Period for Good Reason in full accordance with the terms of the second full paragraph of this Section 9a, Employer shall, subject to Executive’s full and timely tender of performance under Section 14 of this Agreement, pay to Executive on (except as stated in the next sentence) that date which is ninety (90) days after the termination of his employment a lump sum equal to two (2) times the highest annual compensation, including only salary and cash bonus, paid to Executive during any of the three calendar years immediately prior to the Change in Control (the “Lump Sum Payment”). If on the date that is 90 days after termination of Executive’s employment, Executive has signed the Company’s require release document, but the time that Executive may revoke the release document has not expired, payment will be made after the time to revoke has expired.

Executive may not resign with Good Reason, and shall not be considered to have done so for any purpose of this Agreement, unless (i) Executive, within sixty (60) days of the initial existence of the act or failure to act by Employer which Executive believes to constitute “Good Reason” within the meaning of this Agreement, provides Employer with written notice which describes, in particular detail, the act or failure to act which Executive believes to constitute “Good Reason” and identifies the particular clause of Section 1d of this Agreement which Executive contends is applicable to such act or failure to act; (ii) Employer, within thirty (30) days of its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by Executive of his employment relationship with Employer, and (iii) Executive actually resigns from his employment with Employer on or before that date which is exactly six (6) calendar months after the initial existence of the act or failure to act by Employer which constitutes “Good Reason” within the meaning of this Agreement. If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by Executive of his employment with Employer shall not be deemed to have been for “Good Reason”; he shall not be entitled to any of the benefits to which he would have been entitled if he had resigned his employment with Employer for “Good Reason”; and, in particular, Employer shall not be required to pay any amount which would otherwise have been due to Executive under this Section 9 of this Agreement had Executive resigned with “Good Reason”.

Employer and Executive acknowledge that any termination of Executive’s employment without Cause or resignation for Good Reason under this Section 9 of this Agreement is intended to qualify as a “Separation from Service” under Section 409A of the Internal Revenue Code and Treasury Regulation Section 1.409A-1(h). Executive and Employer agree that Executive will not, at any time subsequent to a termination without Cause or resignation for Good Reason under this Section 9 of this Agreement, as an employee or independent contractor, provide services to Employer or any affiliate of Employer at an annual rate which is more than twenty percent (20%) of the services rendered, on average, during the thirty six (36) full calendar months immediately preceding such termination without Cause or resignation for Good Reason under this Section 9 of this Agreement (or the full period for which Executive provided services to Employer (whether as an employee or as an independent contractor) if Executive has, at the time of termination without Cause or resignation for Good Reason under this Section 9 of this Agreement, been providing services for a period of less than thirty six (36) months).

b.

Medical Benefits Continuation. If, in accordance with and pursuant to this Section 9 of this Agreement, either (i) Employer terminates Executive without Cause or (ii) Executive resigns for Good Reason, in either case during the Contract Period (a “Benefits Continuation Event”), then Employer shall, for the remainder of the Contract Period (the “Continuing Coverage Period”), either provide Executive with continued benefits under, or defray the cost of continued benefits which are comparable to those provided by, those medical and dental benefit plans, life insurance plans, and disability insurance plans (the “Continuing Coverage Plans”) which are sponsored by Employer and in which Executive is a participant as of the date of the termination of Executive's employment.

During the Continuing Coverage Period, Employer shall, if and only to the extent possible under the terms of such plans, continue Executive’s participation in the Continuing Coverage Plans for the Continuing Coverage Period, which continued participation shall be under all of the costs, terms and conditions that are applicable to or imposed upon employees of similar title to Executive, as such costs, terms and conditions may change from time to time during the remainder of the Continuing Coverage Period.

To the extent that the terms of any of the Continuing Coverage Plans are such that the actual participation of Executive cannot be continued after a Benefits Continuation Event, then Employer shall, for the duration of the Continuing Coverage Period, provide Executive with a periodic payment, or periodic payments, in that amount or those amounts which Employer determines in the exercise of its reasonable discretion and in good faith to be fully sufficient to defray the cost to Executive of participation in plans which provide benefits that are materially identical to those benefits provided by those Continuing Coverage Plans in which, by their terms, Executive cannot continue to participate subsequent to the termination of Executive's employment. Any such payment or payments shall be defined as Coverage Continuation Reimbursement Payments. Executive and Employer specifically agree that the reimbursement by Employer through the Continuing Coverage Period of the full monthly COBRA amount which would, in the absence of this Agreement, be charged to Executive for continuing coverage under the medical benefits plan sponsored by Employer, and in which Executive is a participant as of the termination of Executive's employment, shall constitute full tender of performance under this Agreement with respect to such medical benefits plan. All Coverage Continuation Reimbursement Payments shall be paid by Employer to Executive five (5) days prior to the date when the expense to be reimbursed is due and payable by Executive.

If at any time during the Continuing Coverage Period, Executive becomes employed by another employer which provides one or more of the benefits provided under the Continuing Coverage Plans, then Employer shall, immediately and from the date when such benefits are made available to the Executive by the successor employer, be relieved of its obligation to provide such benefits, or Coverage Continuation Reimbursement Payments for such benefits, to the extent such benefits are duplicative of those which are provided to Executive by Executive’s new employer. Executive shall notify Employer at such time as Executive becomes employed by any successor employer, and shall provide Employer with such information pertaining to the employee benefit plans of the successor employer as is sufficient for Employer to reach a conclusion as to whether the preceding sentence is applicable. Any failure by Executive to provide such information to Employer on a timely basis shall give rise to a claim by Employer against Executive for (i) the entire aggregate cost of those benefits provided under the Continuing Coverage Plans and those Coverage Continuation Reimbursement Payments which Employer would not have been obligated to provide or tender had the information required under the preceding sentence been provided to Employer on a timely basis, and (ii) legal fees incurred by Employer in asserting a claim against Executive under this sentence.

c.

Automobile Use. If Employer has provided an automobile allowance to Executive and if (i) Employer terminates Executive without Cause during the term of this Agreement; (ii) Executive resigns with Good Reason during the term of this Agreement; or (iii) Employer terminates Executive’s employment under Section 7 of this Agreement by reason of Executive’s disability during the term of this Agreement, then Employer shall, for the remainder of the Contract Period, continue to provide Executive with the automobile allowance in the same amount as provided prior to the Executive’s resignation or termination.

d.

No duty to Mitigate and Legal Fees. Executive shall not have a duty to mitigate the damages suffered by him in connection with the termination by Employer of his employment without Cause or a resignation for Good Reason during the Contract Period. If Employer fails to pay Executive the Lump Sum Payment or to provide him with the benefits due under this section, Executive, after giving ten (10) days’ written notice to Employer identifying Employer’s failure, shall be entitled to recover from Employer all of his reasonable legal fees and expenses incurred in connection with his enforcement against Employer of the terms of this Agreement. Employer agrees to pay such legal fees and expenses to Executive on demand. Executive shall be denied payment of his legal fees and expenses only if a court finds that Executive sought payment of such fees without reasonable cause and in bad faith. Notwithstanding any term of this Section 9 to the contrary, if at such time as payment of the Lump Sum Payment would otherwise be due under this Section 9 of this Agreement Employer and Executive are opposing parties to any litigation, then (i) Employer need not tender payment to Executive of such Lump Sum Payment, or provide Executive with any other payment or benefit which would otherwise be made to or conferred upon Executive under this Agreement, until such time as such litigation is resolved with finality, and then only in accordance with the applicable terms of the resolution of such litigation, and (ii) Executive may not recover any legal fees from Employer under this paragraph of this Section 9, and may recover only such legal fees, if any, as are to be paid by Employer under the applicable terms of the resolution of such litigation.

10.

Resignation without Good Reason. Executive shall be entitled to resign from the employment of Employer at any time during the Contract Period without Good Reason, but upon such resignation, Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by Employer, and shall not be entitled to any of the payments or other benefits which would otherwise be provided to Executive under this Agreement. No such resignation shall be effective unless in writing with four weeks’ notice thereof. For all purposes of this Agreement, the retirement by Executive from his employment with Employer shall be deemed to be a resignation by Executive without Good Reason.

11.	Non-Disclosure of Confidential Information.

a.

Non-Disclosure of Confidential Information. Except in the course of his employment with Employer and in pursuit of the business of TRB, TRCB or any of their subsidiaries or affiliates, Executive shall not, at any time during or following the term of this Agreement or the Contract Period, disclose or use for any purpose any confidential information or proprietary data of TRB, TRCB or any of their respective subsidiaries or affiliates. Executive agrees that, among other things, all information concerning the identity of, and TRB’s and TRCB’s relations with, their respective customers is confidential and proprietary information.

b.

Specific Performance. Executive agrees that TRB and TRCB do not have an adequate remedy at law for the breach of this section and agrees that he shall be subject to injunctive relief and equitable remedies as a result of any breach of this section. The invalidity or unenforceability of any provision of this Agreement shall not affect the force and effect of the remaining valid portions.

c.	Survival. This Section 11 shall survive the termination of the Executive’s employment hereunder, the expiration of this Agreement, and the expiration of the Contract Period.

12.	Term and Effect Prior to Change in Control.

a.

Term. Except as otherwise provided for hereunder, this Agreement shall commence on the date hereof and shall remain in effect until May 31, 2021 (the “Term”) or until the end of the Contract Period, whichever is later.

b.

No Effect Prior to Change in Control. This Agreement shall not, in any respect, affect any rights of the Employer or the Executive prior to a Change in Control or any rights of the Executive granted in any other agreement, plan or arrangements. The rights, duties and benefits provided hereunder shall only become effective upon the occurrence of a Change in Control, as defined in this Agreement. If the employment of the Executive by the Employer is terminated for any reason prior to a Change in Control, this Agreement shall thereafter be of no further force and effect.

13.

Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if Employer determines in good faith that any payment or benefit received or to be received by Executive pursuant to this Agreement (which the parties agree will not include any portion of payments allocated to the non-compete provisions of Section 15 which are classified as payments of reasonable compensation for purposes of Section 280G of the Code), or otherwise (with all such payments and benefits, including, without limitation, salary and bonus payments, being defined as “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being considered to be “contingent on a change in ownership or control” of Employer within the meaning of Section 280G of the Code, then such Total Payments shall be reduced in the manner reasonably determined by Employer, in its sole discretion, to the extent necessary so that the Total Payments will be less than three times Executive's “base amount” (as defined in Section 280G(b)(3) of the Code).

14.

Release in Favor of the TRB Corporate Group as a Condition Precedent. As a condition precedent to the actual payment by Employer to Executive of any amount otherwise payable under Section 9 of this Agreement, Executive must execute and deliver a full release (in the form attached hereto, which may be changed by the Company to comply with then-applicable law) in favor of TRB, TRCB, their respective affiliates and subsidiaries, and their respective officers and directors. Such release shall not affect (a) vested rights or interests; (b) claims arising under the release agreement, itself; or (c) claims not capable of release as a matter of law, including without limitation (i) workers compensation claims and (ii) claims for unemployment benefits. In the event the period for executing the release begins in one calendar year and ends in a subsequent calendar year, any payments contingent on the signing of such release shall be made in such subsequent calendar year. The release shall not be signed by Executive before the time that Executive’s employment terminates.

15.

Covenant Not to Compete. Executive agrees that for a period of twelve (12) months from the date when the Lump Sum Payment is made to the Executive under this Agreement, he shall not (i) become employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which TRCB or any other then existing subsidiary of TRB maintains an office or branch, or (ii) solicit, entice or induce any person who, at any time during the one year period through such date was, or at any time during the period of twelve (12) months from the date when the Lump Sum Payment is made is, either an employee of Employer in a senior managerial, operational or lending capacity, or a highly skilled employee with access to and responsibility for any confidential information, to become employed or engaged by Executive or any person, firm, company or association in which Executive has an interest; approach any such person for any such purpose; or authorize or knowingly approve the taking of such actions by any other person or entity. Executive acknowledges that the terms and conditions of this restrictive covenant are reasonable and necessary to protect TRB, its subsidiaries, and its affiliates, and that Employer’s tender of performance under this Agreement, including the Lump Sum Payment, is fair, adequate and valid consideration in exchange for his promises under this Section 15 of this Agreement. Executive further acknowledges that his knowledge, skills and abilities are sufficient to permit him to earn a satisfactory livelihood without violating the provisions of this Section 15. Executive agrees that, should Employer reasonably conclude that Executive has failed to fully comply with all of the terms of this Section 15, Employer may apply to a court of competent jurisdiction for such equitable relief as Employer believes to be necessary and effective, and may pursue a claim against Executive for damages. Executive further agrees that Executive shall reimburse Employer for all legal fees incurred by Employer in (i) applying for and securing such equitable relief as is granted under the preceding sentence, and (ii) asserting and pursuing a claim for damages under the preceding sentence which is adjudicated wholly or partially in favor of Employer.

16.

Severance Compensation and Benefits not in Derogation of Other Benefits. Subject only to those particular terms of this Agreement to the contrary, the payment or obligation to pay any monies, or the granting of any benefits, rights or privileges to Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that Executive now has or will have under any plans or programs of Employer including, but not limited to, any stock option plan, equity compensation plan, qualified retirement plan, 401(k) plan, or supplemental executive retirement plan maintained by Employer.

17.	Miscellaneous.

a.

General. This Agreement shall be the joint and several obligation of TRB, TRCB and any acquiring entity which assumes TRB’s or the TRCB’s obligations under this Agreement. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey and, to the extent applicable, Federal law. All compensation and benefits provided in this Agreement shall, to the extent required by law, be subject to federal, state and local tax withholding. Except as specifically set forth in this Agreement, this Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby (including, without limitation, the Prior CIC Agreement). The amendment or termination of this Agreement may be made only in a writing executed by TRB, TRCB and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing. This Agreement shall be binding to the extent of its applicability upon any successor (whether direct or indirect, by purchase, merge, consolidation, liquidation or otherwise) to all or substantially all of the assets of TRB or TRCB. This Agreement is personal to the Executive, and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. TRB or TRCB, as the case may be, shall, as part of any Change in Control involving an acquiring entity or successor to TRB or TRCB, obtain an enforceable assumption in writing by (i) the entity which is the acquiring entity or successor to TRB or TRCB, as the case may be, in the Change in Control and, (ii) if the acquiring entity or successor to TRB or TRCB, as the case may be, is a bank, the holding company parent of the acquiring entity or successor, of this Agreement and the obligations of TRB or TRCB, as the case may be, under this Agreement, and shall provide a copy of such assumption to the Executive prior to any Change in Control.

b.

Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive's termination of employment with Employer, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date which is six months following the termination of Executive's employment with Employer (or the earliest date which is permitted under Section 409A of the Code), and (ii) if any other payments of money or other benefits due to Executive under this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner which is determined by the Board in consultation with Employer's professional advisers not to cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 17(b) in order to prevent any accelerated or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified in this Section 17(b) without any interest. Employer shall consult with Executive in good faith regarding the implementation of this Section 17(b); PROVIDED, HOWEVER, that none of Employer, its directors, its employees or its advisors shall have any liability to Executive with respect to this Section 17(b).

c.

Limitations Imposed by Applicable Law. Executive acknowledges that Employer's tender of performance under this Agreement may be limited, proscribed or prohibited by the applicable provisions of current and future statutory law, regulations and administrative pronouncements (collectively, “Limiting Law”). Executive agrees and acknowledges that only if, for so long as, and to the extent that any provision of Limiting Law is applicable to limit, proscribe or prohibit any payment which would otherwise be tendered to Executive under this Agreement or any benefit which would otherwise be conferred upon Executive under this Agreement, Employer shall be under no actual or implied obligation to, and shall not, tender to Executive or confer upon Executive, in the case of a prohibition, such payment or such benefit or, in the case of a limitation or proscription, shall tender only such portion of such payment or such benefit as is limited or proscribed. This Agreement shall be without binding effect to the extent of such limitation, proscription, or prohibition. The determination as to whether, and the extent to which, any provision of Limiting Law is applicable to limit, proscribe or prohibit any payment which would otherwise be tendered to Executive under this Agreement or any benefit which would otherwise be conferred upon Executive under this Agreement shall be made by Employer in consultation with its professional advisers. Executive shall execute and deliver any document or correspondence which is deemed by counsel to Employer to be necessary or in Employer's best interests to reaffirm Executive's agreement that the provisions of Limiting Law, to the extent of their applicability, supersede the terms and enforceability of this Agreement.

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IN WITNESS WHEREOF, TRB and TRCB have caused this Change in Control Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

/s/ Meryl A. Russell	/s/ Anthony Mero
Anthony Mero, individually

ATTEST:	TWO RIVER BANCORP

/s/ Robin Zager	By:	/s/ William D. Moss
Robin Zager, Secretary		William D. Moss
Chief Executive Officer

ATTEST:	TWO RIVER COMMUNITY BANK

/s/ Robin Zager	By:	/s/ William D. Moss
Robin Zager, Secretary		William D. Moss
Chief Executive Officer

GENERAL RELEASE

This General Release of Claims (this “Release”) is provided by Anthony Mero (“Executive”) to Two River Bancorp (“TRB”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding company, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724, Two River Community Bank (“TRCB” or “Employer”), a banking corporation organized under the laws of the state of New Jersey which is a wholly owned subsidiary of TRB, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724, and the Released Parties as designated below, dated as of [DATE]. This Release is provided by Executive pursuant to a Change In Control Agreement made on and as of June 1, 2019 among Executive, TRB and TRCB (the “Change in Control Agreement”). TRB and TRCB are sometimes collectively referred to as the “Company”. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Change in Control Agreement.

1.     Release of Claims.

(a)     In exchange for Employer agreeing to make the Payments referred to in Section 2 below, less applicable withholding, Executive releases Employer and TRB, and their present, past and future officers, directors, agents, employees, shareholders, members, affiliates, subsidiaries, divisions, related companies, successors, predecessors, assigns, members, shareholders, investors, trustees, partners, agents, attorneys, and representatives (which collectively are referred to in this Agreement as “Released Parties”), from, and Executive waives, all suits, debts and claims that existed up to the time that Executive signs this Release, including but not limited to, everything arising from or in any way related to Executive’s employment with the Company and/or the termination of Employee’s employment with the Company (referred to in this Release as “Claims”). This Release and Executive’s release and waiver of Claims includes, but is not limited to, the following:

(1)     All Claims against the Company and all companies and institutions related to or affiliated with the Company and the other Released Parties, and their successors, predecessors, officers, directors, agents, shareholders, members and employees,

(2)     All Claims asserted and all Claims that could have been asserted in a lawsuit by Executive against the Company and all companies and institutions related to or affiliated with the Company and the other Released Parties, and their successors, predecessors, officers, directors, agents, shareholders, members and employees,

(3)     All Claims of which Executive is now aware and all Claims of which Executive is not presently aware,

(4)     All Claims that, through Executive, Executive’s heirs, executors or administrators have,

(5)     All Claims arising under or relating to any policy, agreement, plan, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and Executive, including, but not limited to, the Change in Control Agreement,

(6)     All Claims for attorney’s fees, and

(7)     All Claims arising under common law or any local, state or federal law including, but not limited to, the Civil Rights Act of 1964, the Americans With Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, New Jersey Wage Payment Law, New Jersey Wage and Hour Law, all local, municipal, state and federal wage and hour laws, all local, municipal, state and federal “whistleblower” laws, all other laws affecting employment, and all amendments of those laws.

(b)     Notwithstanding the foregoing, the Company and Executive recognize that nothing contained in this Section 1 shall in any way release or discharge: (i) Executive’s right to bring any Claim that cannot be waived under applicable law; (ii) Executive’s right to receive payment in accordance with the terms of the Change in Control Agreement; (iii) Executive’s right to enforce, or bring any Claim for breach of, the Change in Control Agreement; (iv) Executive’s right to receive Executive’s equity in the Company pursuant to the terms of the any equity award agreement, as applicable; (v) Executive’s right to any vested benefits to which Executive may be entitled under any retirement or pension plan of the Company or its subsidiaries, as applicable; or (vi) Executive’s right to bring any Claim for indemnification under any applicable directors and officers liability insurance policy or applicable state or federal law, as applicable (the “Excluded Claims”).

2.   Attorney Consultation; Voluntary Agreement. Executive acknowledges that (i) the Company has advised Executive to consult with an attorney of Executive’s own choosing before signing this Release, (ii) Executive has been given the opportunity to seek the advice of counsel, (iii) Executive has carefully read and fully understands all of the provisions of this Release, (iv) the Release specifically applies to any rights or claims Executive may have against the Releasees under the Age Discrimination In Employment Act, (v) Executive is entering into this Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive is not otherwise entitled, including the provision of certain payment, and if applicable, benefits, set forth in Change in Control Agreement (the “Payments”), and (vi) Executive has the full power, capacity and authority to enter into this Release.

3.      Period of Review and Revocation Rights.

(a)     Executive understands and agrees that Executive has 45 days following Executive’s receipt of this Release to review this Release and its terms and to reflect upon them and consider whether Executive wants to sign it. Executive may not sign this Release prior to the Closing Date. Executive understands and agrees that Executive may accept this Release by signing and returning it within the applicable time frame to [NAME], [TITLE], [ENTITY NAME] at [MAILING ADDRESS] or by e-mail at [E-MAIL].

(b)     Executive further acknowledges that Executive will have seven (7) calendar days following Executive’s execution of this Release within which to revoke this Release. If Executive chooses to revoke his consent to this Release, the revocation must be in writing and delivered to [NAME], [TITLE], [ENTITY NAME], at the address above no later than seven (7) calendar days after Executive has signed this Release. In the event of such revocation by Executive, this Release shall be null and void in its entirety and Executive will not receive the Payments. Provided that Executive does not revoke this Release, this Release shall become effective on the eighth (8th) calendar day following the date of Executive’s execution of this Release.

* * *

IN WITNESS WHEREOF, Executive has executed this Release on the date set forth below.

EXECUTIVE

Date Executed:
(Signature)

(Printed Name)

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